FOR IMMEDIATE RELEASE
Wednesday, February 18, 2004

                    HURCO REPORTS FIRST QUARTER 2004 RESULTS

INDIANAPOLIS, INDIANA, -- February 18, 2004, Hurco Companies, Inc. (NASDAQ:
HURC) today reported net income of $669,000, or $.12 per share, for its first fiscal quarter, which ended January 31, 2004, compared to a net loss of $582,000, or $.10 per share, for the 2003 corresponding period.
         The Company attributed its return to profitability to a substantial increase in computerized machine tool sales, along with the favorable effect of stronger European currencies in relation to the U.S. Dollar.

         Sales and service fees for the first quarter of fiscal 2004 were $22,718,000, an increase of 42% from the $15,953,000 recorded in the first fiscal quarter of 2003. Sales and service fees reported in U.S. dollars benefited from significantly stronger European currencies during the first quarter of 2004, when translating foreign sales into U.S. dollars for financial reporting purposes. When measured at constant exchange rates, sales and service fees for the 2004 first quarter increased $4,631,000, or 29%, from the corresponding 2003 period, due in large part to shipments of new machine tool models introduced in late 2002 and during 2003.
         New order bookings for the first quarter of fiscal 2004 were $23,547,000, an increase of 64% from the $13,884,000 recorded in the first fiscal quarter of 2003. When measured in constant dollars, new order bookings in the first quarter of 2004 increased $7,512,000, or 54% over those in the first quarter of fiscal 2003, due to increases in the United States, Europe and Asia of $2,152,000, $4,558,000 and $802,000, respectively. Backlog was $9,483,000 at
January 31, 2004, compared to $8,153,000 at October 31, 2003.
         Michael Doar, Chief Executive Officer, stated, "In addition to the favorable impact of new product models, our first quarter orders reflect an improvement in worldwide computerized machine tool demand from the depressed levels of the past three years."
         Gross margin for the first quarter of 2004 was 29%, a substantial increase over the 25% margin in the corresponding 2003 period, due principally to the benefits of stronger European currencies as well as a greater percentage of higher-margin European shipments in the total sales mix. Selling, general and administrative expenses were $4,927,000, an increase of approximately $500,000, or 11%, from the prior year period, due to currency translation effects and increased commissions to European selling agents associated with the increase in European sales.

         Total debt was $6,463,000 at January 31, 2004, as compared to $9,222,000 at October 31, 2003, and was 18% of total debt and shareholders' equity, which aggregated $36,489,000. As of January 31, 2004, the Company had unutilized credit facilities of $9,900,000 available for direct borrowing or commercial letters of credit.
         Mr. Doar further noted, "We are pleased with our first quarter results, which demonstrate that the efforts we made during the past two years to focus on our core product lines, invest in new products and reduce our costs and operating expenses are paying off."
         Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site:  www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

                              Hurco Companies, Inc.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (In thousands, except per-share data)

                                                                                        Three Months Ended
                                                                                     January 31,      January 31,
                                                                                        2004            2003
                                                                                     ---------         --------
                                                                                            (unaudited)

Sales and service fees                                                                $ 22,718          $ 15,953

Cost of sales and service                                                               16,187            11,959
                                                                                      --------          --------
Gross profit                                                                             6,531             3,994

Selling, general and administrative expenses                                             4,927             4,428
                                                                                      --------          --------
Operating income (loss)                                                                  1,604              (434)

Interest expense                                                                           144               159

Variable options expense                                                                   255                 -

Other income (expense), net                                                               (170)              116
                                                                                      --------          --------
Income (loss) before taxes                                                               1,035              (477)

Provision for income taxes                                                                 366               105
                                                                                      --------          --------
Net income (loss)                                                                        $ 669            $ (582)
                                                                                      ========          ========

Earnings (loss) per common share

Basic                                                                                   $ 0.12           $ (0.10)
                                                                                      ========          ========
Diluted                                                                                 $ 0.12           $ (0.10)
                                                                                      ========          ========
Weighted average common shares outstanding

Basic                                                                                    5,588             5,583
                                                                                      ========          ========
Diluted                                                                                  5,753             5,583
                                                                                      ========          ========

OTHER CONSOLIDATED FINANCIAL DATA
                                                                                         Three Months Ended
                                                                                     January 31,     January 31,
Operating Data:                                                                       2004              2003
                                                                                     ----------      -----------
                                                                                            (unaudited)
Gross margin                                                                             28.7%             25.0%

SG&A expense as a percentage of sales                                                    21.7%             27.8%

Operating income (loss) as a percentage of sales                                          7.1%             -2.7%

Pre-tax income (loss) as a percentage of sales                                            4.6%             -3.0%

Depreciation                                                                               331               351

Capital expenditures                                                                       471               168

Balance Sheet Data:                                                                   1/31/2004         1/31/2003
                                                                                      ---------         ---------
Working capital (excluding short term debt)                                           $ 20,163          $ 21,948

Days sales outstanding                                                                      43                54

Inventory turns                                                                            2.6               2.3

Net assets per $ of revenue (trailing twelve months)

Working capital, net                                                                    $ 0.26            $ 0.32
All other                                                                                 0.19              0.23
                                                                                       --------         --------
Total                                                                                   $ 0.45            $ 0.55
                                                                                       ========         ========

                             Hurco Companies, Inc.
                     CONDENSED CONSOLIDATED BALANCE SHEET
                     (In thousands, except per-share data)

                                                                                 January 31,        October 31,
                                                                                    2004                2003
                                                                                -----------         -----------
                                                                                 (unaudited)          (audited)
ASSETS
Current assets:
Cash - restricted                                                                     $ 1,092               $ 622

Cash and cash equivalents                                                               5,604               5,289

Accounts receivable                                                                    12,734              12,823

Inventories                                                                            23,250              22,247

Other                                                                                   1,730               1,409
                                                                                      --------           --------
Total current assets                                                                   44,410              42,390

Property and equipment:
Land                                                                                      761                 761

Building                                                                                7,242               7,239

Machinery and equipment                                                                10,809              10,568

Leasehold improvements                                                                    602                 544
                                                                                      --------           --------
                                                                                       19,414              19,112

Less accumulated depreciation and amortization                                        (11,018)            (10,730)
                                                                                      --------           --------
                                                                                        8,396               8,382

Software development costs, less amortization                                           2,113               1,922

Investments and other assets                                                            5,357               5,264
                                                                                      --------           --------
                                                                                     $ 60,276            $ 57,958
                                                                                      ========           ========

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:

Accounts payable                                                                     $ 13,843            $ 9,461

Accrued expenses                                                                        9,406             10,048

Bank debt                                                                                 998                  -

Current portion of long-term debt                                                         310                645
                                                                                      --------           --------
Total current liabilities                                                              24,557             20,154

Non-current liabilities:

Long-term debt                                                                          5,155               8,577

Defered credits and other obligations                                                     538                 486
                                                                                      --------           --------
Total liabilities                                                                      30,250              29,217

Shareholders' equity:

Preferred stock:  no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock:  no par value; $.10 stated value per share;
12,500,000 shares authorized; and 5,650,687 and
5,575,987 shares issued, respectively                                                     565                 557

Additional paid-in capital                                                             45,025              44,695

Accumulated deficit                                                                    (9,042)             (9,711)

Accumulated other comprehensive income                                                 (6,522)             (6,800)

Total shareholders' equity                                                             30,026              28,741
                                                                                      --------           --------
                                                                                     $ 60,276            $ 57,958
                                                                                      ========           ========